Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Issuer:

South Bow Canadian Infrastructure Holdings Ltd.

Guarantors:

South Bow Corporation

South Bow USA Infrastructure Holdings LLC

South Bow Infrastructure Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055	—	$450,000,000	$450,000,000 (1)	0.0001531	$68,895.00

Fees Previously Paid	Debt	Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055(3)	457(n)(2)	—	—	—	— (2)

Fees to be Paid	Debt	7.500% Fixed-to-Fixed Rest Rate Junior Subordinated Notes due 2055	—	$650,000,000	$650,000,000 (1)	0.0001531	$99,515.00

Fees Previously Paid	Debt	Guarantees of 7.500% Fixed-to-Fixed Rest Rate Junior Subordinated Notes due 2055(3)	457(n)(2)	—	—	—	— (2)

	Total Offering Amount				$1,100,000,000	—	$168,410.00

	Total Fees Previously Paid				—	—	—

	Total Fee Offsets				—	—	—

	Net Fee Due				—	—	$168,410.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required for the guarantees.
(3)	South Bow Corporation, South Bow USA Infrastructure Holdings LLC, and South Bow Infrastructure Holdings Ltd. are the guarantors of the notes being registered hereby.